Exhibit 99.1

News Release Contact: Todd Allen, CFA Vice President, Investor and Media Relations 410-689-7632 tallen@foundationcoal.com

Foundation Coal Announces Second Quarter 2009 Results

•	Strong Q2 Operating Performance and Cost Control Offsets Delivery Headwinds

•	Q2 Average Realizations Higher In All Regions Compared To Last Year

•	Rationalizing Production in All Active Production Regions

LINTHICUM HEIGHTS, Md., July 27, 2009 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported second quarter 2009 net income of $30.7 million or $0.67 per diluted share, compared to a net loss of $4.4 million or $0.10 per diluted share in the second quarter of 2008. Strong second quarter 2009 financial results were primarily driven by higher average per ton realizations in all active production regions and lower cost of coal sales. Second quarter reported results include the impact of $4.8 million of pre-tax non-recurring, merger-related expenses.

Summary Statistics

($ in millions, except per-share amounts)

	Quarter Ended June 30, 2009 (Unaudited)	Quarter Ended June 30, 2008 (Unaudited)	Six Months Ended June 30, 2009 (Unaudited)	Six Months Ended June 30, 2008 (Unaudited)
Coal Sales Revenues	$399.0	$404.8	$794.3	$811.7
Coal Shipments (MM Tons)	16.4	17.0	33.6	35.4
Net Income (Loss)	$30.7	$(4.4)	$26.2	$1.7
Earnings (Loss) per Diluted Share	$0.67	$(0.10)	$0.58	$0.04
Adjusted EBITDA	$99.7	$68.0	$159.4	$151.2

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

James F. Roberts, Chairman and Chief Executive Officer, commented, “Operationally Foundation executed well during the second quarter of 2009, delivering strong financial performance despite the challenging environment for customer deliveries. The company generated adjusted EBITDA of approximately $100 million in the second quarter of 2009, including nearly $5 million of merger-related expenses. Backing out these one-time items, adjusted EBITDA increased 54% compared to the $68 million reported in the second quarter of 2008. The strong financial performance was driven by a combination of higher average realizations in all active production regions, consistent production at essentially all operating units, and a $51 million decrease in the cost of coal sales. Results would have been stronger still if customer deliveries had not been reduced due to the current economic downturn, reduced demand for metallurgical coal during the quarter and excessively high inventory levels at many domestic coal-fired electricity plants.

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Foundation Coal Announces Second Quarter 2009 Results	Page 2

“While we have been preparing for the merger with Alpha Natural Resources and the subsequent integration throughout much of the second quarter, I am pleased to report that we have not taken our eye off the ball in terms of the day-to-day operations of the business. We succeeded in reaching a favorable settlement with Arcelor Mittal and another significant metallurgical coal customer, which provided win-win solutions, accommodating our customers’ near-term needs for reduced shipments while preserving much of Foundation’s value over the life of the contracts. These settlements positively impacted our committed and priced 2010 and 2011 average Eastern per ton realizations.

“We continue to negotiate with several utility customers regarding the timing of deliveries. However, we believe that we have sufficiently rationalized 2009 production to account for any potential customer deferrals, and we have fine tuned our 2009 shipment guidance accordingly. So far in 2009, we have placed the relatively high-cost Laurel Creek Mining Complex on idled status, reduced production levels at our Kingston and Pax mines to match current demand, and adjusted our production schedules in the PRB to reflect our current forecast of deferrals. Based on discussions to date, we believe that requested deferrals among Foundation’s utility customers are driven primarily by physical stockpile constraints, and we anticipate that these customers will work with Foundation in order to preserve the present value of the various contracts.

“Following quarter end, Foundation completed a transaction with Massey Energy Company that increased Foundation’s contiguous reserves of high quality steam and metallurgical coal at Harts Creek/Atenville to approximately 120 million tons in exchange for conveying the reserves and operating assets associated with the idled Laurel Creek Mining Complex to Massey. The Harts Creek/Atenville property contains one of the largest undeveloped reserves in the region, providing a significant future growth opportunity for the company.”

Mr. Roberts continued, “We are rapidly approaching the shareholder vote that will constitute the last required approval in order to close our pending merger with Alpha Natural Resources. Events have moved rapidly since announcing the transaction on May 12, 2009. All necessary regulatory approvals have been obtained, we received a nearly unanimous consent from our lenders to amend Foundation’s bank credit agreement upon closing, and our joint proxy became effective in late June. This Friday, July, 31, 2009, the shareholders of both companies will cast their votes on the proposed transaction. We remain convinced of the merits of the proposed merger which, by most measurements, will create the third largest coal producer in the United States. Assuming that the merger is approved by the shareholders of both companies, the merger is expected to close the same day. We look forward to a bright future as a combined company that will enable us to provide increased benefits to all stakeholders, with increased returns for our shareholders, increased product diversity to meet customer needs, and increased opportunities for our workforce.”

Foundation continued to demonstrate its commitment to safety during the second quarter with significant improvement relative to the first quarter of 2009. In particular, Pioneer reached 1.2 million man hours without a lost-time accident, and in July Belle Ayr completed one year without a lost-time accident. At this level of performance, the company is positioned to deliver record safety performance in 2009.

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Foundation Coal Announces Second Quarter 2009 Results	Page 3

FINANCIAL RESULTS

Period to Period Comparisons

In the context of current market conditions, coal shipments from all active production regions were robust in the second quarter of 2009. Shipment from the Powder River Basin increased by 400,000 tons to 12.0 million tons compared to the year ago period. Northern Appalachian shipments in the second quarter of 2009 were nearly flat at 3.3 million tons compared to 3.4 million tons in the second quarter of 2008. However, Northern Appalachian shipments in the second quarter of 2008 included 300,000 tons of purchased coal, so shipments of higher margin, company-produced Northern Appalachian coal rose by approximately 200,000 tons compared to the second quarter last year. Northern Appalachian production was largely unaffected by a longwall move at Emerald in the second quarter, demonstrating the value of running two longwalls at the facility. As expected, shipments from Central Appalachia decreased to 1.1 million tons due to the demand-driven adjustments to production levels at Kingston and Pax, as well as the absence of Laurel Creek production.

Average per ton sales realizations increased in all active production regions. Second quarter average realizations per ton in Central Appalachia and Northern Appalachia rose 19 percent and 18 percent, respectively, compared to the same period last year, while average realizations per ton in the PRB increased 7 percent.

Coal sales revenues were $399.0 million in the second quarter of 2009, compared to $404.8 million a year ago. The 1 percent decrease is attributable to lower Central Appalachian shipments partially offset by higher shipment volumes from the PRB and higher average realizations per ton, particularly in Northern and Central Appalachia.

Cost of coal sales decreased by $50.8 million to $279.5 million in the second quarter of 2009 compared to $330.2 million in year ago period. The 15 percent reduction in cost of coal sales is primarily attributable to inventory variances and reduced purchased coal expense due to the company’s ability to satisfy most contracts with company-produced coal.

By region, second quarter cost of coal sales per ton in Northern Appalachia decreased 21.5% to $27.65 compared to the year ago period as a result of favorable inventory variances, increased shipments of company-produced coal and reduced purchased coal expense. For the full year 2009, we continue to expect cost of coal sales per ton in the low- to mid-$30 range.

Cost of coal sales per ton in Central Appalachia increased in the second quarter of 2009, rising 11.7% year-over-year to $60.75 per ton mainly due to lower shipment volumes driven by reduced production levels at Kingston and Pax and the idling of Laurel Creek, partly offset by lower spending and favorable inventory variances. We expect cost of coal sales in Central Appalachia to average in the range of $60.00 to $65.00 per ton for the full year 2009.

Second quarter 2009 cost of coal sales per ton in the PRB increased 9.7% to $9.07 compared to the year ago period primarily driven by higher equipment repairs, diesel fuel expense and revenue driven taxes and royalties. Diesel fuel expense increased by $0.07 per

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Foundation Coal Announces Second Quarter 2009 Results	Page 4

ton due to the settlement of fuel price swaps entered into in mid-2008, partly offset by unrealized mark-to-market gains on swaps for 2010 consumption. Higher cost of coal sales were partially offset by increased shipments in the second quarter of 2009. For the full year 2009, we anticipate cost of coal sales to average in the $8.00 to $9.00 range.

Second quarter 2009 net income of $30.7 million or $0.67 per diluted share compares to a net loss of $4.4 million or $0.10 per diluted share last year. For the six months ended June 30, 2009 net income of $26.2 million or $0.58 per diluted share compares to prior year net income of $1.7 million or $0.04 per diluted share.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) was $99.7 million in the second quarter of 2009 compared to $68.0 million in the comparable period last year. The 47 percent increase in adjusted EBITDA primarily reflects higher average realizations in all active production regions and lower cost of coal sales, somewhat offset by lower Eastern shipments. Second quarter 2009 adjusted EBITDA excludes net unrealized mark-to-market gains of $6.1 million, primarily resulting from diesel and explosive hedges, and includes the impact of $4.8 million of merger-related expenses.

Cash Flows and Liquidity

For the quarter ended June 30, 2009, cash flows provided by operating activities were $37.4 million compared to $76.3 million in the second quarter last year. Excluding the May 2009 Lease By Application (LBA) payment of $36.1 million, capital expenditures in the second quarter 2009 were $39.1 million compared to $31.4 million in the year ago period. Capital expenditures were primarily for equipment replacements and mine development expenditures to sustain operations.

Available liquidity under the company’s existing revolving credit agreement was approximately $323 million at June 30, 2009.

MARKET OVERVIEW

The economic downturn continues to weigh on the coal markets in the United States and around the world. A milder than usual start to the summer cooling season in much of the U.S., lower industrial demand for electricity, reduced net exports, decreased demand for metallurgical coal, and continued low prices for natural gas are significant headwinds for the domestic coal markets.

With year-to-date electricity generation down 4 percent compared to the prior year, inventories are above average in all regions and recently peaked between 180-190 million tons, which represents the highest stockpile level since the 1980s. These inventory levels suggest that more than 100 million tons of production may need to be removed from the market to both balance supply with demand, and work stockpiles back down to manageable levels. Currently U.S. production cutbacks are running at an annualized run rate of approximately 100 million tons. Cutbacks have accelerated through the second quarter and relatively weak spot market pricing has begun to force high priced production from the market, as evidenced by several recent bankruptcies in the industry.

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Foundation Coal Announces Second Quarter 2009 Results	Page 5

The U.S. outlook is beginning to improve slowly, and it appears that the economy is commencing a transition from recession to recovery. With substantial production cuts already in effect, coal inventories are likely past their cyclical peak and should continue to unwind going forward. As the calendar rolls forward approaching year-end 2009, economic comparisons will be made to late 2008 and early 2009, periods which represented the depths of the recession. As a result, the decrease in electricity demand, and therefore coal demand, can be anticipated to moderate and eventually turn to modest growth in 2010. Because much of the elimination of high cost production that occurred during the current downturn is likely permanent, any growth in demand could result in demand outstripping supply once excess inventories have been pared to more typical levels. Depending on the speed and strength of economic recovery, the depth and duration of production cuts, and various other factors including weather, market tightness for thermal coal should occur in late 2010 or early 2011.

Likewise, the domestic metallurgical coal market shows signs of transitioning to recovery. Swift action on the part of steel manufacturers to adjust production levels in the current recession has driven domestic steel inventories to a 25 to 30 year low, and production is running below even today’s anemic demand. In the first half of 2009, capacity utilization had been below 45% in the U.S. steel industry. Given the resulting inventory tightness, a few mills and blast furnaces have been brought back on-line, and capacity utilization has crested the 50% mark, though it is still low by historical standards.

Globally the fundamentals for coal remain strong. China and India have continued to increase imports. In particular, year-over-year steel consumption in China has increased in 2009, and China has been a net importer of metallurgical coal. China has reportedly booked a significant volume of spot coking coal, taking advantage of current favorable pricing and tightening the Asian seaborne metallurgical coal market. While steel production and therefore metallurgical coal demand remains weak in Europe, this tightness in the Asian market typically results in less seaborne supply available in the Atlantic basin, increasing European reliance on the metallurgical coal from Appalachia.

In the current economic environment, Foundation’s successful sales and marketing efforts and strong operational execution have positioned Foundation to deliver record financial performance in 2009, benefiting from a highly hedged position, relatively favorable pricing, and limited production cutbacks. Furthermore, as production is eliminated in today’s challenging market, Foundation’s low-cost production and healthy liquidity position enable the company to benefit from the eventual recovery in both the thermal and metallurgical coal markets.

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Foundation Coal Announces Second Quarter 2009 Results	Page 6

OUTLOOK

As demonstrated in the second quarter of 2009, Foundation will remain focused on operational execution, cost containment, and prudently controlled capital expenditures. Foundation is updating its shipment and average per ton sales realization guidance as shown in the table below. Capital expenditure guidance for 2009 remains unchanged.

Guidance

($ in millions, except per-ton amounts)

	2009	2010	2011
Capital Expenditures[1]	$190 - $210
Average per Ton Sales Realization on Committed and Priced Coal Shipments[2]
West	$10.50	$11.14	$12.28
East[3]	$62.41	$72.21	$80.28
Coal Shipments (MM Tons)[4]	68.5 - 71.5	70.0 - 74.0	70.0 - 74.0
West	52.0 - 54.0	52.0 - 55.0	52.0 - 55.0
East	16.5 - 17.5	18.0 - 19.0	18.0 - 19.0
Committed and Priced (%)[3,5]	100%	81%	53%
West	100%	91%	61%
East	98%	53%	29%

NOTES:

[1]	Excludes annual bonus bid payments on Federal Lease by Application in the Powder River Basin of $36.1 million.
[2]	Based on committed and priced coal shipments as of July 16, 2009.
[3]

In 2010, committed and priced Eastern tons exclude approximately 1 million tons of steam coal subject to collared pricing with an average pricing range of $75 to $84 per ton, as well as legacy contracts covering approximately 0.5 million tons of steam coal subject to indexed pricing anticipated to range from $60 to $90 per ton.

[4]	Coal shipments for the East and consolidated coal shipments exclude traded coal, and include approximately 0.5 million tons of purchased coal in each of 2009, 2010 and 2011.
[5]	As of July 16, 2009, compared to the midpoint of shipment guidance range.

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Foundation Coal Announces Second Quarter 2009 Results	Page 7

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

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Foundation Coal Announces Second Quarter 2009 Results	Page 8

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

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Foundation Coal Announces Second Quarter 2009 Results	Page 9

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Tons sold	16.4	17.0	33.6	35.4

Revenues	$404.7	$411.9	$809.8	$824.2
Cost of coal sales	279.5	330.2	612.0	645.6
Selling, general and administrative expenses	16.4	17.4	33.9	37.2
Expenses of business combination with Alpha Natural Resources, Inc.	4.8	—	4.8	—
Accretion on asset retirement obligations	3.0	2.9	5.9	5.5
Depreciation, depletion and amortization	52.1	51.5	101.6	104.8
Amortization of coal supply agreements	0.2	1.2	0.2	1.3

Income from operations	48.7	8.7	51.4	29.8
Interest income	—	0.3	0.1	0.7
Interest expense:
Interest	(7.0)	(9.4)	(14.0)	(20.2)
Amortization of deferred financing costs	(0.4)	(0.5)	(0.9)	(0.9)
Surety bond and letter of credit fees	(1.6)	(1.5)	(3.3)	(3.2)

Income (loss) before income tax expense and equity in losses of affiliates	39.7	(2.4)	33.3	6.2
Income tax expense	(8.8)	(1.1)	(6.7)	(3.4)
Loss from equity affiliates	(0.2)	(0.9)	(0.4)	(1.1)

Net income (loss)	$30.7	$(4.4)	$26.2	$1.7

Earnings (loss) per common share:
Basic earnings (loss) per common share	$0.69	$(0.10)	$0.59	$0.04

Diluted earnings (loss) per common share	$0.67	$(0.10)	$0.58	$0.04

Weighted average shares outstanding:
Weighted average shares—basic	44.676	45.397	44.629	45.196
Weighted average shares—diluted	45.481	45.397	45.390	46.338

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces Second Quarter 2009 Results	Page 10

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008		2009	2008
Tons sold
Powder River Basin	12.0	11.6		25.1	24.2
Northern Appalachia	3.3	3.4	(1)	6.0	7.5	(1)
Central Appalachia	1.1	1.9		2.4	3.6
Traded coal	—	0.1		0.1	0.1

Total	16.4	17.0		33.6	35.4

(1) Includes 0.3 million tons of purchased coal and 0.6 million tons of purchased coal in the three and six months ended June 30, 2008, respectively.

Average realized price per ton sold
Powder River Basin	$10.74	$10.05		$10.70	$10.07
Northern Appalachia	53.51	45.30		52.83	44.04
Central Appalachia	80.22	67.24		81.77	62.77
Traded coal	112.23	66.42		85.14	76.16
Total	$24.27	$23.82		$23.63	$22.90

Revenue summary
Powder River Basin	$128.9	$116.3		$268.3	$243.6
Northern Appalachia	177.1	156.3		315.7	331.3
Central Appalachia	86.6	124.3		195.8	225.9
Traded coal	6.4	7.9		14.5	10.9

Total coal sales	399.0	404.8		794.3	811.7
Other revenues	5.7	7.1		15.5	12.5

Total revenues	404.7	411.9		809.8	824.2
Cost of coal sales	279.5	330.2		612.0	645.6
Selling, general and administrative expenses	16.4	17.4		33.9	37.2
Expenses of business combination with Alpha Natural Resources, Inc.	4.8	—		4.8	—
Accretion on asset retirement obligations	3.0	2.9		5.9	5.5

EBITDA	101.0	61.4		153.2	135.9
Depreciation, depletion and amortization	52.1	51.5		101.6	104.8
Amortization of coal supply agreements (credit)	0.2	1.2		0.2	1.3

Income from operations	$48.7	$8.7		$51.4	$29.8

Capital expenditures (2)	$39.1	$31.4		$94.0	$66.7
Cash flow provided by operating activities	$39.0	$76.3		$124.4	$131.8
Adjusted EBITDA from Credit Agreement	$99.7	$68.0		$159.4	$151.2
Last twelve months Adjusted EBITDA from Credit Agreement	$324.6	$294.4		$324.6	$294.4
Adjusted EBITDA margin (Adjusted EBITDA/Revenues)	24.6%	16.5%		19.7%	18.3%

(2)	Excludes annual Lease-by-Application bonus payments of $36.1 million in the three months and six months ended June 30, 2009 and in the six months ended June 30, 2008.

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces Second Quarter 2009 Results	Page 11

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	June 30, 2009	December 31, 2008
	(Unaudited)
Cash	$30.9	$42.3
Trade accounts receivable, net	114.1	135.4
Inventories, net	93.6	56.5
Deferred income taxes	29.2	29.3
Other current assets	31.6	34.2

Total current assets	299.4	297.7
Property plant and equipment, net	1,645.8	1,625.9
Coal supply agreements, net	5.1	6.9
Other noncurrent assets	37.5	37.6

Total assets	$1,987.8	$1,968.1

Current Portion of long-term debt	$33.5	$16.8
Accounts payable and accrued expenses	214.1	255.3

Total current liabilities	247.6	272.1
Long-term debt	566.3	583.0
Deferred income taxes	5.1	—
Coal supply agreements, net	2.6	4.3
Other long-term liabilities	907.3	884.3

Total liabilities	1,728.9	1,743.7
Stockholders’ equity	258.9	224.4

Total liabilities and stockholders’ equity	$1,987.8	$1,968.1

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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Foundation Coal Announces Second Quarter 2009 Results	Page 12

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net (Loss) Income

(In Millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss)	$30.7	$(4.4)	$26.2	$1.7
Depreciation, depletion and amortization	52.1	51.5	101.6	104.8
Amortization of coal supply agreements	0.2	1.2	0.2	1.3
Interest expense	7.0	9.4	14.0	20.2
Amortization of deferred financing costs	0.4	0.5	0.9	0.9
Surety bond and letter of credit fees	1.6	1.5	3.3	3.2
Interest income	—	(0.3)	(0.1)	(0.7)
Income tax expense	8.8	1.1	6.7	3.4
Loss from equity affiliate	0.2	0.9	0.4	1.1

EBITDA	$101.0	$61.4	$153.2	$135.9
Adjustments per Credit Agreement:
Accretion on asset retirement obligations	3.0	2.9	5.9	5.5
Employee termination costs	—	—	1.4	—
Write-down of long-lived asset due to contract dispute resolution	—	1.3	—	1.3
Non-cash stock-based compensation expense	1.3	1.9	4.0	8.0
Unrealized mark-to-market (gains) losses on derivatives	(6.1)	—	(6.1)
Other	0.5	0.5	1.0	0.5

Adjusted EBITDA per Credit Agreement for quarters and six months ended June 30, 2009 and 2008, respectively	$99.7	$68.0	$159.4	$151.2

Adjusted EBITDA per Credit Agreement for years ended December 31, 2008 and 2007, respectively			316.4	307.5
Adjusted EBITDA per Credit Agreement for six months ended June 30, 2008 and 2007, respectively			(151.2)	(164.3)

Adjusted EBITDA per Credit Agreement for the twelve months ended June 30, 2009 and 2008, respectively			$324.6	$294.4

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

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